Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS

Revenue from continuing operations increased 13.7% to $181.6 million, driven by volume growth

Loss from continuing operations of $1.8 million, compared to $0.4 million in the prior year

Adjusted EBITDA from continuing operations of $22.3 million, an increase of 17.5%

Re-affirming 2024 outlook

Minneapolis, Minnesota - February 28, 2024 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based foods and beverages, today announced financial results for the fourth quarter and fiscal year ended December 30, 2023.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth Quarter 2023 highlights:

  Revenues of $181.6 million increased 13.7% compared to $159.8 million in the prior year period, driven by volume growth

  Gross profit margin was 14.1% on a reported basis. Adjusted gross margin¹ was 17.3%, down 50-basis points from the prior year period, mainly due to the 80-basis point increase in depreciation related to new production equipment.

  Operating income of $5.1 million increased 47.8% compared to $3.4 million in the prior year period.

  Loss from continuing operations was $1.8 million compared to $0.4 million in the prior year period mainly due to an increase in interest expense partially offset by increased gross profit.

  Adjusted earnings¹ from continuing operations of $5.7 million increased 120% compared to $2.6 million in the fourth quarter of 2022 mainly due to improved operating performance, partially offset by increases in interest expense and depreciation.

  Adjusted EBITDA¹ from continuing operations increased by 17.5% to $22.3 million, or 12.3% of revenues, compared to $19.0 million and 11.9% of revenues in the prior year period.

"Our latest results provide validation of the powerful potential of our platform. We are a growth company in growing categories and are armed with an optimized product portfolio and high-quality base of leverageable assets that provide significant runway for continued growth," said Brian Kocher, Chief Executive Officer of SunOpta.  "Fourth quarter revenues and Adjusted EBITDA exceeded expectations reflecting solid execution against our strategic priorities focused on operational excellence and growth.  Volume was up double-digits and accelerated sharply from the third quarter, underscoring the strength of our competitive position and the broad-based demand we are seeing across our portfolio.  Plant-based milks and fruit snacks continue to drive growth. We are gaining share with existing customers as well as adding new customers in both categories.  In addition, our 330-milliliter protein shake business continues to ramp up aggressively, advancing our total addressable market expansion efforts. We are re-affirming our outlook for 2024 reflecting a high degree of confidence in the direction and trajectory of our business."

Fourth Quarter 2023 Results

Revenues increased 13.7% to $181.6 million for the fourth quarter of 2023. The increase was driven by favorable volume/mix which was up 14.7% partially offset by a price reduction of 1.0% due to pass through of commodity prices. Volume/mix reflected broad based volume growth from oat milks and creamers, 330-milliliter protein shakes and teas, as well as increased sales volumes for fruit snacks, partially offset as expected, by lower external sales of plant-based ingredients, due to increased internal demand for oat base, as well as lower broth volumes.

Gross profit was $25.6 million for the fourth quarter, compared to $23.8 million in the prior year period. As a percentage of revenues, gross profit margin was 14.1% compared to 14.9% in the fourth quarter of 2022, a decrease of 80 basis points, as reported. Adjusted gross margin¹ was 17.3% for the fourth quarter of 2023 compared to 17.8% in the fourth quarter of 2022.  The 50-basis point decrease in adjusted gross margin reflected the impact of incremental depreciation of new production equipment for capital expansion projects partially offset by a positive mix shift in plant-based ingredients with increased internal use.

Operating income was $5.1 million, or 2.8% of revenues in the fourth quarter of 2023, compared to operating income of $3.4 million, or 2.1% of revenues in the fourth quarter of 2022. The increase in operating income was primarily driven by higher gross profit.

Loss from continuing operations was $1.8 million for the fourth quarter of 2023 compared to $0.4 million in the prior year period. Diluted loss per share from continuing operations attributable to common shareholders (after dividends and accretion on preferred stock) was $0.02 for the fourth quarter compared with diluted loss per share of $0.01 in the prior year period.

Loss from discontinued operations was $10.0 million or $0.09 per diluted share in the fourth quarter of 2023 versus earnings of $1.5 million or $0.01 per diluted share in the year earlier period.

Adjusted earnings¹ from continuing operations was $5.7 million or $0.05 per diluted share in the fourth quarter of 2023, compared to adjusted earnings from continuing operations of $2.6 million or $0.02 per diluted share in the fourth quarter of 2022 mainly due to improved operating performance, partially offset by increases in interest expense and depreciation.

Adjusted EBITDA¹ from continuing operations was $22.3 million or 12.3% of revenue in the fourth quarter of 2023 compared to $19.0 million or 11.9% of revenue in the fourth quarter of 2022.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of December 30, 2023, SunOpta had total assets of $669.4 million and total debt of $263.2 million compared to total assets of $855.9 million and total debt of $308.5 million at fiscal 2022 year end. During the fourth quarter of 2023, cash provided by operating activities of continuing operations was $12.0 million compared to $7.3 million during the fourth quarter of 2022. The increase in cash provided mainly reflected improved operating performance, partially offset by increased working capital and the impact of higher start-up costs and cash interest expense. Investing activities of continuing operations consumed $9.2 million of cash during the fourth quarter of 2023 down from $26.4 million in the prior year, reflecting the completion of certain major capital projects, including the construction of our new plant-based beverage facility in Midlothian, Texas.

2024 Outlook2

For fiscal 2024, the Company is re-affirming its outlook and continues to expect strong growth in revenue and Adjusted EBITDA:

($ millions)	2024 Outlook	Growth
Revenue	$670 - 700	6% - 11%
Adj. EBITDA	$87 - 92	11% - 17%

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, February 28, 2024, to discuss the fourth quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number dial (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID:  8338433.

1 See discussion of non-GAAP measures

2 The Company has  included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of businesses or assets, including business development costs, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based food and beverages. Founded 50 years ago, SunOpta manufactures organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN ®, Dream®, West LifeTM. For more information, visit www.sunopta.com, and LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that our protein shake business will ramp aggressively, our expectation for strong growth in revenue and Adjusted EBITDA and our anticipated Revenue, Adjusted EBITDA, Revenue growth and Adjusted EBITDA growth for fiscal 2024. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continues", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; our exit from, and use of proceeds from the divestiture of the assets and liabilities of, Frozen Fruit, uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; the cost of the frozen fruit recall; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; potential additional costs associated with the frozen fruit recall; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contact:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended December 30, 2023 and December 31, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Year ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
	$	$	$	$

Revenues	181,624	159,790	630,297	591,395

Cost of goods sold	155,983	135,974	541,680	491,665

Gross profit	25,641	23,816	88,617	99,730

Selling, general and administrative expenses	19,597	19,605	78,000	78,469
Intangible asset amortization	446	446	1,784	1,784
Other expense, net	475	243	455	1,651
Foreign exchange loss (gain)	66	101	110	(107)

Operating income	5,057	3,421	8,268	17,933

Interest expense, net	7,518	4,312	26,909	13,156

Earnings (loss) from continuing operations before income taxes	(2,461)	(891)	(18,641)	4,777

Income tax expense (benefit)	(709)	(464)	3,269	896

Earnings (loss) from continuing operations	(1,752)	(427)	(21,910)	3,881
Earnings (loss) from discontinued operations	(9,982)	1,481	(153,108)	(8,722)
Net earnings (loss)	(11,734)	1,054	(175,018)	(4,841)

Dividends and accretion on preferred stock	(429)	(830)	(1,981)	(3,109)

Earnings (loss) attributable to common shareholders	(12,163)	224	(176,999)	(7,950)

Basic and diluted earnings (loss) per share
Earnings (loss) from continuing operations	(0.02)	(0.01)	(0.21)	0.01
Earnings (loss) from discontinued operations	(0.09)	0.01	(1.34)	(0.08)
Earnings (loss) attributable to common shareholders	(0.11)	0.00	(1.55)	(0.07)

Weighted-average common shares outstanding (000s)
Basic	115,793	107,861	114,226	107,659
Diluted	115,793	107,861	114,226	110,247

SunOpta Inc.
Consolidated Balance Sheets
As at December 30, 2023 and December 31, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	December 30, 2023	December 31, 2022
	$	$

ASSETS
Current assets
Cash and cash equivalents	306	679
Accounts receivable	64,862	59,545
Inventories	83,215	74,439
Prepaid expenses and other current assets	25,235	15,535
Income taxes recoverable	4,717	4,040
Current assets held for sale	5,910	148,119
Total current assets	184,245	302,357

Restricted cash	8,448	-
Property, plant and equipment, net	319,898	292,306
Operating lease right-of-use assets	105,919	78,761
Intangible assets, net	21,861	23,646
Goodwill	3,998	3,998
Deferred income taxes	-	3,712
Other long-term assets	25,055	5,184
Non-current assets held for sale	-	145,888

Total assets	669,424	855,852

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	96,650	95,879
Notes payable	17,596	-
Income taxes payable	-	957
Current portion of long-term debt	24,346	38,491
Current portion of operating lease liabilities	15,808	12,499
Current liabilities held for sale	-	13,207
Total current liabilities	154,400	161,033

Long-term debt	238,883	269,993
Operating lease liabilities	100,102	74,329
Deferred income taxes	505	-
Non-current liabilities held for sale	-	3,228
Total liabilities	493,890	508,583

Series B-1 preferred stock	14,509	28,062

SHAREHOLDERS' EQUITY
Common shares	464,169	440,348
Additional paid-in capital	27,534	33,184
Accumulated deficit	(332,687)	(155,688)
Accumulated other comprehensive income	2,009	1,363
Total shareholders' equity	161,025	319,207

Total liabilities and shareholders' equity	669,424	855,852

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended December 30, 2023 and December 31, 2022
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings (loss)	(11,734)	1,054	(175,018)	(4,841)
Earnings (loss) from discontinued operations	(9,982)	1,481	(153,108)	(8,722)
Earnings (loss) from continuing operations	(1,752)	(427)	(21,910)	3,881
Items not affecting cash:
Depreciation and amortization	8,166	6,219	31,039	23,047
Amortization of debt issuance costs	305	417	1,398	1,601
Deferred income taxes	(282)	(11,533)	3,978	(296)
Stock-based compensation	2,789	4,139	11,778	13,830
Loss on extinguishment of debt	1,584	-	1,584	-
Other	297	2,003	707	3,825
Changes in operating assets and liabilities, net of divestitures	853	6,509	(24,999)	(15,142)
Net cash provided by operating activities of continuing operations	11,960	7,327	3,575	30,746
Net cash provided by (used in) operating activities of discontinued operations	(7,529)	20,186	11,269	29,829
Net cash provided by operating activities	4,431	27,513	14,844	60,575
Investing activities
Additions to property, plant and equipment	(8,853)	(26,397)	(46,125)	(125,139)
Cash settlement of foreign currency forward contract	(394)	-	(394)	-
Proceeds from sale of property, plant and equipment	-	-	-	4,182
Net cash used in investing activities of continuing operations	(9,247)	(26,397)	(46,519)	(120,957)
Net cash provided by investing activities of discontinued operations	91,636	6,383	90,551	14,133
Net cash provided by (used in) investing activities	82,389	(20,014)	44,032	(106,824)
Financing activities
Increase (decrease) in borrowings under revolving credit facilities	(38,581)	9,916	(15,863)	29,640
Borrowings of long-term debt	180,015	16,710	199,855	90,907
Repayment of long-term debt	(63,868)	(6,528)	(95,303)	(20,085)
Repayment of asset-based credit facilities	(141,880)	-	(141,880)	-
Payment of debt issuance costs	(3,297)	(63)	(3,297)	(735)
Proceeds from notes payable	24,441	-	102,043	-
Repayment of notes payable	(51,291)	-	(84,447)	-
Proceeds from the exercise of stock options and employee share purchases	1,051	425	1,882	1,628
Payment of withholding taxes on stock-based awards	(283)	(27)	(9,404)	(1,629)
Payment of cash dividends on preferred stock	(305)	(609)	(1,732)	(2,436)
Payment of common share issuance costs	-	-	(191)	-
Payment of preferred stock issuance costs	-	(756)	-	(756)
Net cash provided by (used in) financing activities of continuing operations	(93,998)	19,068	(48,337)	96,534
Net cash provided by (used in) financing activities of discontinued operations	12,388	(26,347)	(2,464)	(49,833)
Net cash provided by (used in) financing activities	(81,610)	(7,279)	(50,801)	46,701
Increase in cash, cash equivalents and restricted cash in the period	5,210	220	8,075	452
Cash, cash equivalents and restricted cash, beginning of the period	3,544	459	679	227
Cash, cash equivalents and restricted cash, end of the period	8,754	679	8,754	679

Non-GAAP Measures

Adjusted Gross Margin

The Company uses a measure of adjusted gross margin to evaluate the underlying profitability of its revenue-generating activities within each reporting period. This non-GAAP measure excludes non-capitalizable start-up costs included in cost of goods sold that are incurred in connection with capital expansion projects. Additionally, the Company's measure of adjusted gross margin may exclude other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis. The Company believes that disclosing this non-GAAP measure provides investors with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP.

The following table presents a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP.

	Quarter ended		Year ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Reported gross margin	14.1%	14.9%	14.1%	16.9%
Start-up costs(a)	1.3%	2.9%	3.0%	1.0%
Product withdrawal costs(b)	1.9%	-	0.5%	-
Adjusted gross margin	17.3%	17.8%	17.6%	17.8%

Note: percentages may not add due to rounding.

(a) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses. For 2023, start-up costs included in cost of goods sold related to the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, and the start-up of new extrusion and high-speed packaging lines at our fruit snacks facility in Omak, Washington.  For 2022, start-up costs included in cost of goods sold related to the hiring and training of new employees for the Midlothian facility together with costs related to the integration of the acquired Dream and West Life brands.

(b) Reflects costs, net of expected recoveries, related to the withdrawal of specific batches of aseptically-packaged product due to a faulty seal caused by an equipment misconfiguration by a third-party service provider. The equipment issue was identified and resolved in the third quarter of 2023, and none of the withdrawn product made it into the consumer marketplace.

Adjusted Earnings/Loss and Adjusted EBITDA

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding adjusted earnings/loss and adjusted earnings/loss before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that adjusted earnings/loss and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

The following are tabular presentations of adjusted earnings/loss and adjusted EBITDA, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	Continuing		Discontinued
	Operations		Operations		Consolidated
		Per Share		Per Share		Per Share
For the quarters ended	$	$	$	$	$	$
December 30, 2023
Net loss	(1,752)		(9,982)		(11,734)
Dividends and accretion on preferred stock	(429)		-		(429)
Loss attributable to common shareholders	(2,181)	(0.02)	(9,982)	(0.09)	(12,163)	(0.11)
Adjusted for:
Product withdrawal costs(a)	3,440		-		3,440
Exit from frozen fruit processing facility(b)	-		3,150		3,150
Start-up costs(c)	2,394		-		2,394
Frozen fruit inventory reserves(d)	-		1,900		1,900
Loss on extinguishment of debt(e)	1,584		-		1,584
Loss on divestiture of discontinued operations(f)	-		1,026		1,026
Severance costs(g)	-		1,016		1,016
Other(h)	491		617		1,108
Net income tax on adjusting items(i)	-		-		-
Adjusted earnings (loss)	5,728	0.05	(2,273)	(0.02)	3,455	0.03

December 31, 2022
Net earnings (loss)	(427)		1,481		1,054
Dividends and accretion on preferred stock	(830)		-		(830)
Earnings (loss) attributable to common shareholders	(1,257)	(0.01)	1,481	0.01	224	0.00
Adjusted for:
Start-up costs(c)	4,699		-		4,699
Business development costs(j)	296		-		296
Other(h)	243		(138)		105
Net income tax on adjusting items(i)	(1,377)		(1,889)		(3,266)
Adjusted earnings (loss)	2,604	0.02	(546)	(0.00)	2,058	0.02

	Continuing	Discontinued
	Operations	Operations	Consolidated
For the quarters ended	$	$	$
December 30, 2023
Net loss	(1,752)	(9,982)	(11,734)
Income tax expense (benefit)	(709)	469	(240)
Interest expense (income), net	7,518	(838)	6,680
Depreciation and amortization	8,166	25	8,191
Stock-based compensation	2,789	-	2,789
Adjusted for:
Product withdrawal and recall costs(a)	3,440	-	3,440
Exit from frozen fruit processing facility(b)	-	3,150	3,150
Start-up costs(c)	2,394	-	2,394
Frozen fruit inventory reserves(d)	-	1,900	1,900
Loss on divestiture of discontinued operations(f)	-	1,026	1,026
Severance costs(g)	-	1,016	1,016
Other(h)	491	617	1,108
Adjusted EBITDA	22,337	(2,617)	19,720

December 31, 2022
Net earnings (loss)	(427)	1,481	1,054
Income tax benefit	(464)	(176)	(640)
Interest expense, net	4,312	418	4,730
Depreciation and amortization	6,219	2,939	9,158
Stock-based compensation	4,139	-	4,139
Adjusted for:
Start-up costs(c)	4,699	-	4,699
Business development costs(j)	296	-	296
Other(h)	243	(138)	105
Adjusted EBITDA	19,017	4,524	23,541

(a) Reflects costs, net of expected recoveries, of $3.4 million related to the withdrawal of specific batches of aseptically-packaged product due to a faulty seal caused by an equipment misconfiguration by a third-party service provider, which are recorded in cost of goods sold.

(b) Reflects asset impairment charges and contract cancellation costs related to the exit from our Oxnard, California, frozen fruit processing facility in connection with the divestiture of Frozen Fruit, which are recorded in loss from discontinued operations.

(c) For the fourth quarter of 2023, start-up costs included the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, and the start-up of a new extrusion line at our fruit snacks facility in Omak, Washington, which are recorded in cost of goods sold. For the fourth quarter of 2022, start-up costs mainly related to the hiring and training of new employees for the Midlothian facility, which are recorded in cost of goods sold ($4.6 million) and SG&A expenses ($0.1 million).

(d) Reflects inventory reserves recognized in connection with the divestiture of Frozen Fruit, which are recorded in loss from discontinued operations.

(e) For the fourth quarter of 2023, we recognized a loss on the extinguishment of debt in connection with the refinancing of our credit agreement in December 2023, which is recorded in interest expense, net.

(f) Reflects the pre-tax loss on the divestiture of Frozen Fruit, which is recorded in loss from discontinued operations.

(g) Reflects severance costs of $1.0 million for employees of Frozen Fruit that did not transfer as part of the divestiture, which are recorded in loss from discontinued operations.

(h) For the fourth quarter of 2023, other includes a $0.4 million loss on a foreign exchange hedge in connection with the divestiture of Frozen Fruit, which is recorded in other expense. For the fourth quarters of 2022 and 2023, other also reflects losses on the disposal of assets, which are recorded in other expense and loss from discontinued operations.

(i) Reflects the tax effect of the adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances.  In addition, for the fourth quarter of 2022, includes $1.9 million of tax benefits resulting from the settlement of the purchase price allocation related to the divestiture of Tradin Organic.

(j) Represents third-party costs associated with business development activities, which are inclusive of costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the fourth quarter of 2022, these costs related to the divestiture of Frozen Fruit, which are recorded in SG&A expenses.

	Continuing		Discontinued
	Operations		Operations		Consolidated
		Per Share		Per Share		Per Share
For the years ended	$	$	$	$	$	$
December 30, 2023
Net loss	(21,910)		(153,108)		(175,018)
Dividends and accretion on preferred stock	(1,981)		-		(1,981)
Loss attributable to common shareholders	(23,891)	(0.21)	(153,108)	(1.34)	(176,999)	(1.55)
Adjusted for:
Loss on divestiture of discontinued operations(a)	-		119,821		119,821
Start-up costs(b)	20,249		-		20,249
Frozen fruit inventory reserves(c)	-		12,900		12,900
Exit from frozen fruit processing facility(d)	-		10,014		10,014
Product withdrawal and recall costs(e)	3,440		2,500		5,940
Business development costs(f)	2,390		-		2,390
Loss on extinguishment of debt(g)	1,584		-		1,584
Severance costs(h)	897		1,016		1,913
Other(i)	471		1,136		1,607
Net income tax on adjusting items(j)	-		-		-
Change in valuation allowance for deferred tax assets(k)	3,978		-		3,978
Adjusted earnings (loss)	9,118	0.08	(5,721)	(0.05)	3,397	0.03

December 31, 2022
Net earnings (loss)	3,881		(8,722)		(4,841)
Dividends and accretion on preferred stock	(3,109)		-		(3,109)
Earnings (loss) attributable to common shareholders	772	0.01	(8,722)	(0.08)	(7,950)	(0.07)
Adjusted for:
Loss on divestiture of discontinued operations(a)	-		31,468		31,468
Start-up costs(b)	6,028		-		6,028
Sale of frozen fruit processing facility(l)	-		(2,544)		(2,544)
Business development costs(f)	1,170		-		1,170
Exit from fruit ingredient processing facility(m)	577		-		577
Other(i)	1,074		(202)		872
Net income tax on adjusting items(j)	(2,326)		(18,303)		(20,629)
Adjusted earnings	7,295	0.07	1,697	0.02	8,992	0.08

	Continuing	Discontinued
	Operations	Operations	Consolidated
For the years ended	$	$	$
December 30, 2023
Net loss	(21,910)	(153,108)	(175,018)
Income tax expense (benefit)	3,269	(167)	3,102
Interest expense, net	26,909	554	27,463
Depreciation and amortization	31,039	8,886	39,925
Stock-based compensation	11,778	-	11,778
Adjusted for:
Loss on divestiture of discontinued operations(a)	-	119,821	119,821
Start-up costs(b)	20,249	-	20,249
Frozen fruit inventory reserves(c)	-	12,900	12,900
Exit from frozen fruit processing facility(d)	-	10,014	10,014
Product withdrawal and recall costs(e)	3,440	2,500	5,940
Business development costs(f)	2,390	-	2,390
Severance costs(h)	897	1,016	1,913
Other(i)	471	1,136	1,607
Adjusted EBITDA	78,532	3,552	82,084

December 31, 2022
Net earnings (loss)	3,881	(8,722)	(4,841)
Income tax expense (benefit)	896	(16,154)	(15,258)
Interest expense, net	13,156	1,578	14,734
Depreciation and amortization	23,047	14,626	37,673
Stock-based compensation	13,830	-	13,830
Adjusted for:
Loss on divestiture of discontinued operations(a)	-	31,468	31,468
Start-up costs(b)	6,028	-	6,028
Sale of frozen fruit processing facility(l)	-	(2,544)	(2,544)
Business development costs(f)	1,170	-	1,170
Exit from fruit ingredient processing facility(m)	577	-	577
Other(i)	1,074	(202)	872
Adjusted EBITDA	63,659	20,050	83,709

(a) For 2023, reflects the pre-tax loss on the divestiture of Frozen Fruit, which is recorded in loss from discontinued operations. For 2022, reflects the pre-tax loss on the divestiture of Sunflower of $23.2 million, together with a loss of $8.2 million on the settlement of the purchase price allocation related to the 2020 divestiture of our global ingredients business, Tradin Organic, which are recorded in loss from discontinued operations.

(b) For 2023, start-up costs included the ramp-up of production at our new plant-based beverage facility in Midlothian, Texas, the start-up of new extrusion and high-speed packaging lines at our fruit snacks facility in Omak, Washington, and professional fees related to productivity initiatives within our manufacturing operations, which are recorded in cost of goods sold ($18.7 million) and SG&A expenses ($1.5 million). For 2022, start-up costs mainly related to the hiring and training of new employees for the Midlothian facility, and the integration of the Dream and West Life brands, which are recorded in cost of goods sold ($5.7 million) and SG&A expenses ($0.3 million).

(c) For 2023, reflects inventory reserves recognized in connection with the divestiture of Frozen Fruit, which are recorded in loss from discontinued operations.

(d) For 2023, reflects asset impairment charges and contract cancellation costs related to the exit from our Oxnard, California, frozen fruit processing facility in connection with the divestiture of Frozen Fruit, which are recorded in loss from discontinued operations.

(e) For 2023, reflects costs, net of expected recoveries, of $3.4 million related to the withdrawal of specific batches of aseptically-packaged product due to a faulty seal caused by an equipment misconfiguration by a third-party service provider, which are recorded in cost of goods sold, as well as the self-insured retention amount of $2.5 million under our insurance policies related to the recall of specific frozen fruit products initiated in the second quarter of 2023, which is recorded in loss from discontinued operations.

(f) Represents third-party costs associated with business development activities, which are inclusive of costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For 2023, business development costs related to the divestiture of Frozen Fruit, and, for 2022, these costs related to the divestitures of Frozen Fruit and Sunflower, together with our inaugural Investor Day held in June 2022. These costs are recorded in SG&A expenses.

(g) For 2023, we recognized a loss on the extinguishment of debt in connection with the refinancing of our credit agreement in December 2023, which is recorded in interest expense, net.

(h) For 2023, reflects employee severance costs of $0.9 million recognized in connection with the consolidation of our continuing operations following the divestiture of Frozen Fruit, which are recorded in SG&A expenses, as well as severance costs of $1.0 million for employees of Frozen Fruit that did not transfer as part of the divestiture, which are recorded in loss from discontinued operations.

(i) For 2023, other includes a $0.4 million loss on a foreign exchange hedge in connection with the divestiture of Frozen Fruit, which is recorded in other expense. For 2023 and 2022, other also reflects reserves for legal settlements and gains and losses on the disposal of assets, which are recorded in other expense/income and loss from discontinued operations.

(j) Reflects the tax effect of the adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances. In addition, for 2022, includes $12.9 million of tax benefits resulting from the settlement of the purchase price allocation related to the divestiture of Tradin Organic.

(k) For 2023, reflects an increase to the valuation allowance for U.S. deferred tax assets recognized in the second quarter of 2023, based on an assessment of the future realizability of the related tax benefits.

(l) For 2022, reflects the gain on sale of a previously owned frozen fruit processing facility, net of exit costs, which is recorded in loss from discontinued operations.

(m) For 2022, reflects exit costs related to a former fruit ingredient processing facility, which are recorded in other expense.